Exhibit 99.1

NEWS RELEASE	Contact:
Tim T. Esaki
(808) 665-5480
tesaki@mlpmaui.com

MAUI LAND & PINEAPPLE REPORTS 2nd QUARTER 2012 RESULTS

KAPALUA, Hawaii, August 1, 2012 (BUSINESS WIRE) —

Maui Land & Pineapple Company, Inc. (NYSE: MLP) reported a net loss of $1.0 million, or $(0.06) per share, for the second quarter of 2012, compared to a net loss of $2.5 million, or $(0.13) per share for the second quarter of 2011.  The Company reported revenues of $3.5 million and $3.8 million during the second quarters of 2012 and 2011, respectively.

For the six months ended June 30, 2012, the Company reported a net loss of $1.3 million, or $(0.07) per share, compared to net income of $10.0 million, or $0.54 per share, for the six months ended June 30, 2011.  Included in net income for the six months ended June 30, 2011 was a $15.1 million gain recognized from the sale of the Kapalua Bay Golf Course.  The Company reported revenues of $8.8 million and $7.7 million for the first six months of 2012 and 2011, respectively.

“We continue to recognize improvements in our ongoing cash flow from operations through increased leasing revenues from our primary land holdings, sales of non-core real estate assets, and by cost reduction efforts” said Tim Esaki, Chief Financial Officer.

Additional Information

Additional information with respect to Maui Land & Pineapple Company, Inc. and our 2nd quarter 2012 operating results will be available on our Form 10-Q filed with the Securities and Exchange Commission and our website www.mauiland.com.

About Maui Land & Pineapple Company, Inc.

Maui Land & Pineapple Company, Inc. develops, sells, and manages residential, resort, commercial, and industrial real estate.  The Company owns approximately 23,000 acres of land on Maui and manages properties, utilities, and a nature preserve at the Kapalua Resort.

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MAUI LAND & PINEAPPLE COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(UNAUDITED)

	Three Months Ended June 30,
	2012	2011
	(in thousands except
	share amounts)
OPERATING REVENUES
Real estate
Sales	$—	$—
Commissions	244	327
Leasing	1,479	1,100
Utilities	714	931
Resort amenities and other	1,015	1,457
Total Operating Revenues	3,452	3,815

OPERATING COSTS AND EXPENSES
Real estate
Cost of sales	—	—
Other	431	345
Leasing	636	667
Utilities	258	574
Resort amenities and other	1,000	957
Selling and marketing	22	448
General and administrative	722	1,489
Gain on asset dispositions	(31)	(13)
Depreciation	730	896
Pension and other postretirement expense	266	285
Total Operating Costs and Expenses	4,034	5,648

Operating Loss	(582)	(1,833)
Interest expense, net	(466)	(463)
Loss from Continuing Operations, net of income taxes of $0	(1,048)	(2,296)
Income (Loss) from Discontinued Operations, net of income taxes of $0	14	(166)
NET LOSS	$(1,034)	$(2,462)
Pension, net of income taxes of $0	185	207
COMPREHENSIVE LOSS	$(849)	$(2,255)

NET LOSS PER COMMON SHARE—BASIC AND DILUTED
Continuing Operations	$(0.06)	$(0.12)
Discontinued Operations	—	(0.01)
Net Loss	$(0.06)	$(0.13)

MAUI LAND & PINEAPPLE COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(UNAUDITED)

	Six Months Ended June 30,
	2012	2011
	(in thousands except
	share amounts)
OPERATING REVENUES
Real estate
Sales	$1,500	$—
Commissions	563	620
Leasing	2,981	2,447
Utilities	1,543	1,717
Resort amenities and other	2,175	2,876
Total Operating Revenues	8,762	7,660

OPERATING COSTS AND EXPENSES
Real estate
Cost of sales	149	—
Other	874	611
Leasing	1,315	1,362
Utilities	882	1,187
Resort amenities and other	2,097	2,436
Selling and marketing	84	702
General and administrative	1,774	4,434
Gain on asset dispositions	(234)	(1,376)
Depreciation	1,464	1,882
Pension and other postretirement expense	532	598
Total Operating Costs and Expenses	8,937	11,836

Operating Loss	(175)	(4,176)
Interest expense, net	(1,100)	(1,134)
Loss from Continuing Operations, net of income taxes of $0	(1,275)	(5,310)
Income (Loss) from Discontinued Operations, net of income taxes of $0	(3)	15,273
NET INCOME (LOSS)	$(1,278)	$9,963
Pension, net of income taxes of $0	370	423
COMPREHENSIVE INCOME (LOSS)	$(908)	$10,386

NET INCOME (LOSS) PER COMMON SHARE—BASIC AND DILUTED
Continuing Operations	$(0.07)	$(0.29)
Discontinued Operations	—	0.83
Net Income (Loss)	$(0.07)	$0.54